Exhibit 10.2

Denny’s Long-Term Incentive Program Description

Program Concept

The Compensation and Incentives Committee (the “Compensation Committee”) of the Board of Directors of Denny’s Corporation (the “Company” or “Denny’s”) has approved the Long-Term Incentive (LTI) Program, an incentive compensation program pursuant to and subject to the Denny’s Corporation 2012 Omnibus Incentive Plan.

Under the program, participants are granted a target number of performance shares that may be earned contingent on the results of Denny’s Total Shareholder Return (TSR) as compared to its Peer Group listed below (the “TSR Performance Shares), and a target number of performance shares that may be earned based on the results of the Adjusted EBITDA Growth metric versus plan (the “Adjusted EBITDA Performance Shares”). From 0% to 150% of the target number of performance may be earned based on the results of these two metrics. Once earned, the performance shares convert to and are settled in shares of Denny’s stock on a one-for-one basis.

Please refer to your individual award agreement for your target number of performance shares.

Your award agreement and the Denny’s Corporation 2012 Omnibus Incentive Plan govern the terms of this award. Please read these documents carefully. If any term in this document conflicts with the award agreement, the terms of the award agreement will control the award.

Eligibility

Vice Presidents and above are eligible for the long-term incentive awards. At the discretion of the Company’s Leadership Committee, and with approval by the Compensation Committee, certain senior director-level employees also may be eligible for these awards.

Performance Period & Vesting Schedule

The performance period will be the three-year fiscal period beginning [DATE] and ending [DATE]. Performance shares will vest and be earned at the end of the performance period. Participants will have no voting or dividend rights until the shares are distributed.

Participants must be employed on the vesting date in order to vest in the award (except in cases of death, disability, retirement, or otherwise as noted below). Termination for cause results in forfeiture of all unpaid awards, including otherwise vested awards.

How Performance Is Measured

Performance will be measured based on two performance metrics, the Total Shareholder Return (TSR) and Adjusted EBITDA Growth.

TSR Performance Shares

The Total Shareholder Return (TSR) of Denny’s stock compared to the Total Shareholder Returns of the stocks of Denny’s Peer Group over the three-year performance period. TSR combines share price appreciation and dividends paid to show the total return to the shareholder. TSR will be calculated as follows:

TSR = (ending stock price - beginning stock price + reinvested dividends) / beginning stock price

A 20-trading day average (based on the last 20 trading days immediately prior to the beginning and ending performance period dates, respectively) will be used to determine the beginning and ending stock prices for Denny’s and its Peer Group.

Denny’s TSR performance ranking compared to its Peer Group determines the payout level of the TSR Performance Shares as shown in the following table.

Degree of Performance	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target Award of TSR Performance Shares
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	150%

Note: Linear interpolation will be used to determine payouts which fall between given points on this scale.

Peer Group

Denny’s TSR will be measured against the TSR of the following peer companies:
[LIST COMPANIES]

Adjusted EBITDA Performance Shares

The Adjusted EBITDA - Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization adjusted to exclude the impact of operating gains, losses and other charges, other non-operating income or expense, and share-based compensation and include cash payments for share-based compensation and cash payments for restructuring charges and exit costs.

The Adjusted EBITDA Growth compares the company’s performance of adjusted EBITDA at the beginning and end of the performance period. The Adjusted EBITDA measure is commonly used to measure results on an operating basis and is a major component of any comprehensive valuation of a company’s performance in comparison to the industry or competitors.

Adjusted EBITDA Growth will be calculated and will determine the payout level of the Adjusted EBITDA Performance Shares as shown in the following table:

Degree of Performance	Denny’s Adjusted EBITDA Compounded Annualized Growth	Estimated [YEAR] Adjusted EBITDA[1]	Payout as a % of Target Award of Adjusted EBITDA Performance Shares
Below Threshold	<___ % growth	<$___M	0%
Threshold	___% growth	$___M	50%
Target	___% growth	$___M	100%
Maximum	___% growth	$___M	150%

Note: Linear interpolation will be used to determine payouts which fall between given points on this scale. These numbers are based on the attainment of $___M in adjusted EBITDA in [YEAR]. Subject to change based on finalization of [YEAR] actual adjusted EBITDA results.
1(Actual [YEAR] Adjusted EBITDA/Actual [YEAR] Adjusted EBITDA)^(1/3)-1

Form and Timing of Payout, and Taxation

Participants will receive their earned shares as soon as practicable following the end of the performance period, but no later than [DATE]. Participants will be taxed on the value of the vested shares on the Date of Payout, which is defined as the date the Compensation Committee approves and certifies the payout of the awards. All applicable federal, state, and local taxes will be withheld from the payment due to the participant. The closing stock price of Denny’s stock on the last trading day preceding the Date of Payout will be used to determine the taxable value of the shares.
It is intended that the payments under the LTI Program shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code. The Program shall be construed in a manner that affects such intent. Nevertheless, the tax treatment of the Program is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, officers, employees or advisors (other than in his or her capacity as a participant in the Program) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any participant or other taxpayer as a result of the LTI Program.

Impact of Termination Events

Participation in the Plan does not constitute an offer or guarantee of employment. The table below shows the impact of various termination events and a change in control (in each case as set forth in greater detail in the award agreement):

Termination Event		Payout
Death or disability	•
Termination due to death or disability prior to vesting will result in pro rata vesting of the amount earned, with performance calculated at the end of the quarter preceding the quarter in which the termination due to death or disability occurs, and paid out within 30 days following the termination.

	•	Termination due to death or disability occurring between the vesting and payout dates will result in no change to the amount that would have been paid had the termination event not occurred.
Termination for Cause	•	Vested but unpaid and unvested awards will be forfeited. No payout will occur even if awards had vested.
Voluntary Termination (Resignation)	•	Vested but unpaid awards will be paid out in accordance with the regular payout schedule. Unvested awards will be forfeited.
Involuntary Termination Not for Cause	•	Vested but unpaid awards will be paid out in accordance with the regular payout schedule. Unvested awards will be forfeited.
Change in Control	•
Vested but unpaid awards will be paid out in accordance with the regular payout schedule, but no later than the date of the Change in Control. Unvested awards will be deemed to be fully earned based on actual performance up to the date of the Change in Control (or as of the end of the quarter preceding the quarter in which the Change in Control occurs, in the case of Adjusted EBITDA Growth performance), and will be paid out as soon as practicable within 30 days following the Change in Control.

Retirement	•
Retirement prior to regular vesting will result in pro rata vesting of the amount earned, based on actual performance through the end of the three-year performance period, but conditioned on the participant not engaging in certain restricted activities with any restaurant chain in the family dining segment as further described in the award agreement. Vested awards will be paid out in accordance with the regular payout schedule.

	•	Retirement means voluntary termination on or after age 55, provided that the sum of the participant’s age and years of service with the Company is equal to or greater than 70.

Impact on Other Plans
Awards are not considered pay for purposes of Denny’s welfare plans. There will be no specific deferral opportunities under this plan.

4